APACHE CORPORATION AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
(In thousands, except per share data)

EXHIBIT 11.1

	                            For the Quarter Ended	 For the Nine Months Ended
                               	    September 30,	       September 30,
                            	----------------------	 -------------------------
                                	   1995   	  1994   	  1995  	  1994
                                 	---------	---------	---------	--------
Weighted Average Calculation:

Net income	                       $ 	7,042	 $ 12,389 	$	11,662	 $	33,521
                                 	=========	========= ========= =========

Weighted average common
  shares outstanding		              70,728		  69,694  		70,074		  69,699
                                 	=========		========  ========  =========

Net income per share,
  based on weighted average
  common shares outstanding	      $   	.10	  $  	.18  $   	.17  $    .48
                                 	=========		========		=======		=========


Primary Calculation:

Net income	                       $ 	7,042 	 $12,389  $ 11,662  $ 33,521
Assumed conversion of
  3.93-percent debentures		            540 		    531 	   1,623  	  1,593
                                  	--------  	------- 	--------- -------

Net income, as adjusted	          $	 7,582   	$12,920 $	13,285 	$	35,114
                                 	=========		======== 	=======		=========

Common Stock Equivalents:

Weighted average common shares
  outstanding		                     70,728		   69,694 		70,074		 69,699

Stock options, using the
  treasury stock method
  of accounting		                       99		      112		     99	    	112

Assumed conversion of
  3.93-percent debentures		          2,778	    	2,778		  2,778		  2,778
                                 	---------		---------		------- 	-------

                                  		73,605		   72,584		 72,951 		72,589
                                 	=========		=========		======= 	=======

Net income per common
  share primary	                  $   	.10	  $   	.18	 $	  .18 	$  	.48
                                	=========		=========		=========	=========


The assumed conversion of the 6-percent convertible subordinated debentures due 2002 would be anti-dilutive for the third quarter and first nine months of 1995.